Exhibit 99.1

Contact:
Jason D. Feldman
Senior Vice President, Investor Relations, Treasury & Tax
203-363-7329
www.craneco.com

Crane Company Reports First Quarter 2024 Results and Raises Full Year EPS Guidance

First Quarter 2024 Highlights
•Earnings per diluted share (EPS) of $1.12 and adjusted EPS of $1.22.
•Year-over-year core sales growth of 5%, core orders growth of 11%, and core backlog growth of 11%.
•Raising full-year adjusted EPS guidance to a range of $4.75-$5.05, from prior range of $4.55-$4.85.
•Announces agreement to acquire CryoWorks, Inc. for approximately $61 million as a strategic bolt-on for our growing Hydrogen business within the Process Flow Technologies segment.
•Declaring second quarter 2024 regular dividend of $0.205 per share.

STAMFORD, CONNECTICUT - April 22, 2024 - Crane Company ("Crane," NYSE: CR) today announced its financial results for the first quarter of 2024 and updated its full-year outlook.
Max Mitchell, Crane's Chairman, President and Chief Executive Officer, stated: “Crane is off to a great start in 2024, with strong results reflecting continued differentiated execution and accelerating results from growth initiatives. Core year-over-year sales growth of 5% was accompanied by continued strong orders and backlog growth, increasing our confidence in our outlook for the full year."
Mr. Mitchell added: “We are also pleased to announce that we signed an agreement to acquire CryoWorks, a leading supplier of vacuum insulated pipe systems for hydrogen and cryogenic applications which is highly synergistic with the ongoing organic development of our CRYOFLO brand. Based in Jurupa Valley, CA, CryoWorks has annual sales of approximately $28 million and adjusted EBITDA of approximately $5 million. The transaction is expected to close April 30, 2024."
Mr. Mitchell concluded: “With the first quarter of 2024 behind us, we are extremely confident about our opportunities and prospects in the quarters and years ahead. As expected and previously communicated, there are still some persistent supply chain challenges at Aerospace & Electronics, and ongoing weakness in the European Chemical markets; however, our overall outlook for the remainder of this year is improving, supported by our strong first quarter performance, and robust growth in both orders and backlog. Balancing all of these factors, we are raising our full-year adjusted EPS guidance range by $0.20 to $4.75 to $5.05."

First Quarter 2024 Results
First quarter 2024 GAAP EPS of $1.12 compared to $0.98 in the first quarter of 2023. First quarter 2024 adjusted EPS of $1.22 compared to $1.26 in the first quarter of 2023.

First quarter sales increased 10%, with 5% core sales growth, 5% contribution from acquisitions, and a slight benefit from favorable foreign exchange. Operating profit from continuing operations of $89 million increased 15% compared to last year, and adjusted operating profit of $97 million increased 6% compared to last year.
Summary of First Quarter 2024 Results from Continuing Operations

	First Quarter		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net sales	$565	$514	$52	10%
Core sales			24	5%
Acquisitions			26	5%
Foreign exchange			2	0%

Operating profit	$89	$78	$12	15%
Adjusted operating profit*	$97	$91	$6	6%

Operating profit margin	15.8%	15.1%		70bps
Adjusted operating profit margin*	17.1%	17.7%		(60bps)
*Please see the attached Non-GAAP Financial Measures tables

Cash Flow, Financing Activities and Other Financial Metrics
During the first quarter of 2024, cash used by operating activities was $80 million, capital expenditures were $9 million, and free cash flow (cash provided by operating activities less capital spending) was negative $89 million, consistent with normal seasonality. Adjusted free cash flow (free cash flow excluding transaction related cash outflows) was negative $86 million. (Please see the attached non-GAAP Financial Measures tables.)
As of March 31, 2024, the Company's cash balance was $219 million with total debt of $357 million.
Rich Maue, Crane's Executive Vice President and Chief Financial Officer, added: "Our balance sheet remains very strong, and our low leverage, along with our consistently strong cash flow generation, continues to provide us with significant financial flexibility for further capital deployment. By the end of our 13th month post-separation, we will have completed three acquisitions that strengthen our existing businesses, while creating value for our shareholders, and we are confident in our ability to continue our lengthy track record as a successful acquirer. As shown with these first three transactions, we continue to deploy capital with strict financial and strategic discipline."

First Quarter 2024 Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2024 versus the first quarter 2023.
Aerospace & Electronics

	First Quarter		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net sales	$226	$180	$46	25%
Core sales			37	20%
Acquisitions			9	5%

Operating profit	$48	$38	$11	28%
Adjusted operating profit*	$51	$38	$13	34%

Operating profit margin	21.4%	20.9%		50bps
Adjusted operating profit margin*	22.4%	20.9%		150bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $226 million increased 25% compared to the prior year, driven by 20% core sales growth and a 5% benefit from the previously announced Vian acquisition. Operating profit margin of 21.4% increased 50 basis points from last year, primarily reflecting the impact of higher volumes, productivity, and favorable mix, partially offset by acquisition-related costs. Adjusted operating profit margin of 22.4% increased 150 basis points from last year, primarily reflecting the impact of higher volumes, productivity, and favorable mix. Aerospace & Electronics' order backlog was $792 million as of March 31, 2024 compared to $701 million as of December 31, 2023, and $645 million as of March 31, 2023.
Process Flow Technologies

	First Quarter		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net sales	$284	$271	$13	5%
Core sales			(5)	(2%)
Foreign exchange			1	1%
Acquisitions			17	6%

Operating profit	$57	$63	$(6)	(10%)
Adjusted operating profit*	$59	$64	$(4)	(7%)

Operating profit margin	20.0%	23.3%		(330bps)
Adjusted operating profit margin*	20.8%	23.4%		(260bps)
*Please see the attached Non-GAAP Financial Measures tables

Sales of $284 million increased 5%, driven by a 6% benefit from the previously announced Baum acquisition and a 1% benefit from favorable foreign exchange, partially offset by a 2% decline in core sales. Operating profit margin declined 330 basis points to 20.0% primarily due to lower volumes, growth investments and unfavorable mix, partially offset by productivity and favorable pricing. Adjusted operating profit margin declined 260 basis points to 20.8%. Process Flow Technologies order backlog was $393 million as of March 31, 2024 compared to $379 million as of December 31, 2023, and $363 million as of March 31, 2023.
Engineered Materials

	First Quarter		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net sales	$55	$62	$(7)	(12%)

Operating profit	$8	$11	$(3)	(29%)

Operating profit margin	14.7%	18.3%		(360bps)
Sales of $55 million decreased 12% compared to the prior year. Operating profit margin declined 360 basis points to 14.7% driven primarily by lower volumes.
Raising 2024 Guidance
We are raising our full-year adjusted EPS guidance by $0.20 to a range of $4.75 to $5.05, from the prior range of $4.55 to $4.85. The revised guidance assumes that the CryoWorks acquisition is completed on April 30, 2024.
Key assumptions for our revised guidance include:
•Total sales growth of approximately 10% (prior 8%) driven by core sales growth of approximately 4% to 6% (prior 3% to 5%) and an acquisition benefit of approximately 5% (prior 4%).
•Adjusted segment operating margin of ~20.5% (prior 20.1%).
•Corporate cost of $75 million (unchanged).
•Net non-operating expense of $23 million (prior $20 million).
•Adjusted tax rate of 23.5% (unchanged).
•Diluted shares of 58 million (unchanged).

Additional details of our outlook and guidance are included in the presentation that accompanies this earnings release available on our website at www.craneco.com in the "investors" section.

Declaring Second Quarter Dividend

Crane announced its regular quarterly dividend of $0.205 per share for the second quarter of 2024. The dividend is payable on June 12, 2024 to shareholders of record as of May 31, 2024.

Additional Information
Crane operated as part of Crane Holdings, Co. for the entire first quarter of 2023 prior to completion of the separation transaction on April 3, 2023. First quarter 2023 results, as initially reported in May 2023, were derived from Crane Holdings, Co.'s accounting records and were presented on a carve-out basis. All of Crane's subsequent financial disclosures for pre-separation periods show the financial results of Crane Holdings, Co. (now renamed Crane NXT, Co.) with the Payment & Merchandising Technologies segment presented as discontinued operations.

As a result of the change in accounting presentation required by GAAP, first quarter 2023 GAAP EPS was reported as $1.08 when initially reported on a carve-out basis, and in subsequent reports, reported as $0.98 with the Payment & Merchandising Technologies segment presented as discontinued operations. First quarter 2023 Adjusted EPS on a carve-out basis was reported as $1.25, and $1.26 with the Payment & Merchandising Technologies segment presented as discontinued operations. Segment operating profit was the same under both accounting methodologies.
Conference Call
Crane has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 23, 2024 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
About Crane Company

Crane Company has delivered innovation and technology-led solutions for customers since its founding in 1855. Today, Crane is a leading manufacturer of highly engineered components for challenging, mission-critical applications focused on the aerospace, defense, space and process industry end markets. The Company is comprised of two strategic growth platforms, Aerospace & Electronics and Process Flow Technologies, as well as the Engineered Materials segment. Crane has approximately 7,000 employees in the Americas, Europe, the Middle East, Asia and Australia. For more information, visit www.craneco.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to: benefits and synergies of the separation transaction; strategic and competitive advantages of Crane; future financing plans and opportunities; and business strategies, prospects and projected operating and financial results. We caution investors not to place undue reliance on any such forward-looking statements.

These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: changes in global economic conditions (including inflationary pressures) and geopolitical risks, including macroeconomic fluctuations that may harm our business, results of operation and stock price; information systems and technology networks failures and breaches in data security, theft of personally identifiable and other information, non-compliance with our contractual or other legal obligations regarding such information; our ability to source components and raw materials from suppliers, including disruptions and delays in our supply chain; demand for our products, which is variable and subject to factors beyond our control; governmental regulations and failure to comply with those regulations; fluctuations in the prices of our components and raw materials; loss of personnel or being able to hire and retain additional personnel needed to sustain and grow our business as planned; risks from environmental liabilities, costs, litigation and violations that could adversely affect our financial condition, results of operations, cash flows and reputation; risks associated with conducting a substantial portion of our business outside the U.S.; being unable to identify or complete acquisitions, or to successfully integrate the businesses we acquire, or complete dispositions; adverse impacts from intangible asset impairment charges; potential product liability or warranty claims; being unable to successfully develop and introduce new products, which would limit our ability to grow and maintain our competitive position and adversely affect our financial condition, results of operations and cash flow; significant competition in our markets; additional tax expenses or exposures that could affect our financial condition, results of operations and cash flows; inadequate or ineffective internal controls; specific risks relating to our reportable segments, including Aerospace & Electronics, Process Flow Technologies and Engineered Materials; the ability and willingness of Crane Company and Crane NXT, Co. to meet and/or perform their obligations under any contractual arrangements that are entered into among the parties in connection with the separation transaction and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the separation transaction.

Readers should carefully review Crane’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Crane’s Annual Report on Form 10-K for the year ended December 31, 2023 and the other documents Crane and its subsidiaries file from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to diﬀer materially from those contained in the forward-looking statements. Crane assumes no (and disclaims any) obligation to revise or update any forward-looking statements.

We make no representations or warranties as to the accuracy of any projections, statements or information contained in this press release. It is understood and agreed that any such projections, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies many of which are beyond our control, that no assurance can be given that any particular financial projections ranges, or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to diﬀer materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that we or our representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events.
(Financial Tables Follow)
Source: Crane Company

CRANE COMPANY
Condensed Statements of Operations Data
(unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Net sales:
Aerospace & Electronics	$225.9	$180.1
Process Flow Technologies	284.3	271.4
Engineered Materials	55.1	62.3
Total net sales	$565.3	$513.8

Operating profit:
Aerospace & Electronics	$48.3	$37.7
Process Flow Technologies	56.9	63.3
Engineered Materials	8.1	11.4
Corporate	(23.9)	(34.9)
Total operating profit	$89.4	$77.5

Interest income	$1.2	$0.9
Interest expense	(7.2)	(6.6)
Miscellaneous expense, net	(1.3)	(0.5)
Income from continuing operations before income taxes	82.1	71.3
Provision for income taxes	17.3	15.4
Net income from continuing operations attributable to common shareholders	64.8	55.9
Income from discontinued operations, net of tax	—	49.8
Net income attributable to common shareholders	$64.8	$105.7

Earnings per diluted share from continuing operations	$1.12	$0.98
Earnings per diluted share from discontinued operations	—	0.86
Earnings per diluted share	$1.12	$1.84

Average diluted shares outstanding	58.1	57.3
Average basic shares outstanding	57.0	56.5

Supplemental data:
Cost of sales	$344.8	$306.9
Selling, general & administrative	131.1	129.4
Transaction related expenses (a)	6.8	13.0
Repositioning related charges, net (a)	0.4	0.3
Depreciation and amortization (a)	12.9	9.2
Stock-based compensation expense (a)	6.6	5.6

(a) Amounts included within Cost of sales and/or Selling, general & administrative costs.

CRANE COMPANY
Condensed Balance Sheets
(unaudited, in millions)

	March 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$219.4	$329.6
Accounts receivable, net	356.3	306.4
Inventories, net	383.8	353.1
Other current assets	112.7	101.7
Total current assets	1,072.2	1,090.8

Property, plant and equipment, net	274.3	270.5
Other assets	280.3	224.6
Goodwill	791.6	747.7
Total assets	$2,418.4	$2,333.6

Liabilities and Equity
Current liabilities
Short-term borrowings	$110.0	$—
Accounts payable	156.0	179.1
Accrued liabilities	214.4	273.7
Income taxes	12.4	14.3
Total current liabilities	492.8	467.1

Long-term debt	246.8	248.5
Long-term deferred tax liability	48.6	37.1
Other liabilities	223.2	220.6
Total liabilities	1,011.4	973.3
Total equity	1,407.0	1,360.3
Total liabilities and equity	$2,418.4	$2,333.6

CRANE COMPANY
Condensed Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net income from continuing operations attributable to common shareholders	$64.8	$55.9
Depreciation and amortization	12.9	9.2
Stock-based compensation expense	6.6	5.6
Defined benefit plans and postretirement cost	0.9	2.9
Deferred income taxes	0.1	1.6
Cash used for operating working capital	(162.4)	(184.6)
Defined benefit plans and postretirement contributions	(0.6)	(0.3)
Environmental payments, net of reimbursements	(1.4)	(1.3)
Other	(0.8)	5.6
Total used for operating activities from continuing operations	(79.9)	(105.4)
Investing activities:
Payment for acquisition - net of cash acquired	(105.6)	—
Capital expenditures	(9.1)	(8.9)
Other investing activities	0.2	0.2
Total used for investing activities from continuing operations	(114.5)	(8.7)
Financing activities:
Dividends paid	(11.7)	(26.6)
Net (payments) proceeds related to employee stock plans	(8.5)	12.9
Debt issuance costs	—	(4.1)
Proceeds from revolving facility, net	110.0	—
Proceeds from term facility of discontinued operations	—	350.0
Repayment of term loans	(1.9)	(400.0)
Total provided by (used for) financing activities from continuing and discontinued operations	87.9	(67.8)
Discontinued operations:
Total provided by operating activities	—	34.6
Total used for investing activities	—	(4.1)
Increase in cash and cash equivalents from discontinued operations	—	30.5
Effect of exchange rate on cash and cash equivalents	(3.7)	4.0
Decrease in cash and cash equivalents	(110.2)	(147.4)
Cash and cash equivalents at beginning of period (a)	329.6	657.6
Cash and cash equivalents at end of period	219.4	510.2
Less: Cash and cash equivalents of discontinued operations	—	218.0
Cash and cash equivalents of continuing operations at end of period	$219.4	$292.2
(a) 2023 Includes cash and cash equivalents of discontinued operations.

CRANE COMPANY
Order Backlog
(unaudited, in millions)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Aerospace & Electronics (a)	$791.8	$700.9	$677.9	$675.1	$644.8
Process Flow Technologies(b)	393.3	379.0	352.9	352.9	363.0
Engineered Materials	12.8	11.3	14.6	14.5	16.8
Total backlog	$1,197.9	$1,091.2	$1,045.4	$1,042.5	$1,024.6
(a) Includes $53.5 million of backlog as of March 31, 2024, pertaining to the Vian acquisition.
(b) Includes $8.3 million and $11.5 million of backlog as of March 31, 2024 and December 31, 2023, respectively, pertaining to the Baum acquisition.

CRANE COMPANY
Non-GAAP Financial Measures
(unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2024		2023		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$565.3		$513.8		10.0%

Adjusted Operating Profit and Adjusted Operating Profit Margin
Operating profit (GAAP)	$89.4		$77.5		15.4%
Operating profit margin (GAAP)	15.8%		15.1%

Special items impacting operating profit:
Transaction related expenses	6.8		13.0
Repositioning related charges, net	0.4		0.3
Adjusted operating profit (Non-GAAP)	$96.6		$90.8		6.4%
Adjusted operating profit margin (Non-GAAP)	17.1%		17.7%

Adjusted Net Income and Adjusted Net Income per Share
Net income from continuing operations attributable to common shareholders (GAAP)	$64.8	$1.12	$55.9	0.98	15.9%
Transaction related expenses	6.8	0.12	13.0	0.23
Repositioning related charges, net	0.4	—	0.3	—
Impact of pension non-service costs	0.6	0.01	1.4	0.03
Interest expense	—	—	5.9	0.10
Tax effect of the Non-GAAP adjustments	(1.5)	(0.03)	(4.3)	(0.08)
Adjusted net income (Non-GAAP)	$71.1	$1.22	$72.2	$1.26	(1.5)%

Adjusted EBITDA and Adjusted EBITDA Margin
Net income (GAAP)	$64.8		$55.9		15.9%
Net income margin (GAAP)	11.5%		10.9%

Adjustments to net income:
Interest expense, net	6.0		5.7
Income tax expense	17.3		15.4
Depreciation	9.0		8.0
Amortization	3.9		1.2
Miscellaneous expense, net	1.3		0.5
Repositioning related charges, net	0.4		0.3
Transaction related expenses	6.8		13.0
Adjusted EBITDA (Non-GAAP)	$109.5		$100.0		9.5%
Adjusted EBITDA Margin (Non-GAAP)	19.4%		19.5%

Totals may not sum due to rounding

CRANE COMPANY
Non-GAAP Financial Measures by Segment
(unaudited, in millions)

Three Months Ended March 31, 2024	Aerospace & Electronics	Process Flow Technologies	Engineered Materials	Corporate	Total Company
Net sales	$225.9	$284.3	$55.1	$—	$565.3

Operating profit (GAAP)	$48.3	$56.9	$8.1	$(23.9)	$89.4
Operating profit margin (GAAP)	21.4%	20.0%	14.7%		15.8%

Special items impacting operating profit:
Transaction related expenses	2.4	1.9	—	2.5	6.8
Repositioning related charges, net	—	0.4	—	—	0.4
Adjusted operating profit (Non-GAAP)	$50.7	$59.2	$8.1	$(21.4)	$96.6
Adjusted operating profit margin (Non-GAAP)	22.4%	20.8%	14.7%		17.1%

Three Months Ended March 31, 2023
Net sales	$180.1	$271.4	$62.3	$—	$513.8

Operating profit (GAAP)	$37.7	$63.3	$11.4	$(34.9)	$77.5
Operating profit margin (GAAP)	20.9%	23.3%	18.3%		15.1%

Special items impacting operating profit:
Transaction related expenses	—	—	—	13.0	13.0
Repositioning related charges, net	—	0.3	—	—	0.3
Adjusted operating profit (Non-GAAP)	$37.7	$63.6	$11.4	$(21.9)	$90.8
Adjusted operating profit margin (Non-GAAP)	20.9%	23.4%	18.3%		17.7%
Totals may not sum due to rounding

CRANE COMPANY
Adjusted Free Cash Flow
(unaudited, in millions, except per share data)

	Three Months Ended March 31,
Cash Flow Items	2024	2023
Cash used for operating activities from continuing operations	$(79.9)	$(105.4)
Less: Capital expenditures	(9.1)	(8.9)
Free cash flow	$(89.0)	$(114.3)
Adjustments:
Transaction-related expenses	$2.7	$13.0
Adjusted free cash flow	$(86.3)	$(101.3)

Crane Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release includes certain non-GAAP financial measures, including adjusted operating profit, adjusted operating margin, adjusted EPS, Free Cash Flow and Adjusted Free Cash Flow, that are not prepared in accordance with GAAP. These non-GAAP measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to operating income, net income or any other performance measures derived in accordance with GAAP. We believe that these non-GAAP measures of financial results (including on a forward-looking or projected basis) provide useful supplemental information to investors about Crane Company. Our management uses certain forward looking non-GAAP measures to evaluate projected financial and operating results. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently or may use other measures to calculate their financial performance, and therefore our non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of certain forward-looking and projected non-GAAP measures for post-separation Crane Company, including Adjusted EPS, and Adjusted segment margin to the closest corresponding GAAP measure are not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, which could have a potentially significant impact on our future GAAP results. For Crane Company, these forward looking and projected non-GAAP measures are calculated as follows:

•"Adjusted operating margin" is calculated as adjusted operating profit divided by sales. Adjusted operating profit is calculated as operating profit before Special Items which include transaction related expenses such as professional fees, and incremental costs related to the separation; and repositioning related (gains) charges. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted EPS" is calculated as adjusted net income divided by diluted shares. Adjusted net income is calculated as net income adjusted for Special Items which include transaction related expenses such as professional fees, and incremental costs related to the separation; repositioning related (gains) charges; and, the impact of pension non-service costs. We believe that non-GAAP financial measures adjusted for these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

We believe that each of the following non-GAAP measures provides useful information to investors regarding the Company’s financial conditions and operations:

•"Adjusted Operating Profit" and "Adjusted Operating Margin" add back to Operating Profit items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the interpretation of the Company’s underlying earnings and operational performance. These items include income and expense such as: transaction related expenses and repositioning related (gains) charges. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted Net Income" and "Adjusted EPS" exclude items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the presentation of the Company’s underlying earnings and operational performance. These measures include income and expense items that impacted Operating Profit such as: transaction related expenses and repositioning related (gains) charges. Additionally, these non-GAAP financial measures exclude income and expense items that impacted Net Income and Earnings per Diluted Share such as the impact of pension non-service costs. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

•"Adjusted EBITDA" adds back to net income: net interest expense, income tax expense, depreciation and amortization, miscellaneous expense, net, and Special Items including transaction related expenses. "Adjusted EBITDA Margin" is calculated as adjusted EBITDA divided by net sales. We believe that adjusted EBITDA and adjusted EBITDA margin provide investors with an alternative metric that may be a meaningful indicator of our performance and provides useful information to investors regarding our financial conditions and results of operations that is complementary to GAAP metrics.

•“Free Cash Flow” and “Adjusted Free Cash Flow” provide supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of free cash flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company’s long-term debt. Free Cash Flow is calculated as cash provided by operating activities less capital spending. Adjusted Free Cash Flow is calculated as Free Cash Flow adjusted for certain cash items which we believe may complicate the interpretation of the Company’s underlying free cash flow performance such as certain transaction related cash flow items related to the separation transaction. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future cash flows that are complementary to GAAP metrics.